Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-188988, 333-194188, 333-202321, 333-209708, 333-216101, 333-223013) pertaining to the 2013 Equity Incentive Plan of ChannelAdvisor Corporation of our reports dated February 13, 2019, with respect to the consolidated financial statements of ChannelAdvisor Corporation, and the effectiveness of internal control over financial reporting of ChannelAdvisor Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Raleigh, North Carolina
February 13, 2019